EXHIBIT 99.1



                                     CONSENT


         The undersigned hereby consents to the use in any Registration Statement on Form S-4 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, or pre- or post-effective amendment thereto ("Registration Statement"), filed by YouthStream Media Networks, Inc., a Delaware corporation (the "Company"), of the undersigned's name as a person expected to be named as a director of the Company following the offering contemplated by such Registration Statement and to the use of the information relating to the undersigned contained therein.


Dated: January 21, 2000


                                       /s/ Benjamin Bassi
                                       --------------------------------
                                       Benjamin Bassi